Morgan Stanley Institutional Fund, Inc. - Global Insight
Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: .Delta Lloyd N.V.
Purchase/Trade Date: 1/9/2013
Offering Price of Shares: $12.650
Total Amount of Offering: 34,288,800 shares
Amount Purchased by Fund: 183 shares
Percentage of Offering Purchased by Fund: 0.001
Percentage of Fund's Total Assets: 0.26
Brokers:  Morgan Stanley, Barclays, Goldman Sachs
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased: .Molycorp Inc. 5.50% due 2/1/2018
Purchase/Trade Date: 1/25/2013
Offering Price of Shares: $100.000
Total Amount of Offering: $150,000,000
Amount Purchased by Fund: $20,000
Percentage of Offering Purchased by Fund: 0.013
Percentage of Fund's Total Assets: 1.66
Brokers:  Morgan Stanley, P Morgan, Credit Suisse, HSBC
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.